Exhibit 5.1

DURHAM JONES & PINEGAR, P.C. 192 East 200 North, Third Floor St. George, Utah 84770-2879 435.674.0400 435.628.1610 Fax www.djplaw.com

August 2, 2019

Alphatec Holdings, Inc.

5818 El Camino Real

Carlsbad, CA 92008

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the offering by Alphatec Holdings, Inc., a Delaware corporation (the “Company”), of 12,535,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), including up to 1,635,000 shares that may be sold pursuant to the exercise of an option to purchase additional shares of common stock of the Company, each pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-221085), filed by the Company on October 24, 2017, as amended on November 19, 2017, November 13, 2018 and December 7, 2018, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and as supplemented with a Registration Statement on Form S-3 pursuant to Rule 462(b) filed with the Commission on July 31, 2019 (collectively, the “Registration Statement”), the prospectus included in the Registration Statement (the “Base Prospectus”), a Preliminary Prospectus Supplement dated July 30, 2019, and a final Prospectus Supplement dated July 30, 2019 and filed with the Commission on August 1, 2019 (together with the Base Prospectus, the “Prospectus”).

We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Prospectus and pursuant to a purchase agreement to be entered into by and between the Company and Piper Jaffray & Co., as representative of the several underwriters, substantially in the form attached as an exhibit to a Current Report on Form 8-K to be filed on or about August 2, 2019 by the Company with the Commission for incorporation by reference into the Registration Statement (the “Purchase Agreement”).

We are acting as counsel for the Company in connection with the sale of the Shares by the Company. In such capacity, we have examined the Registration Statement (including exhibits thereto), the Prospectus and the Purchase Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

SALT LAKE CITY | OGDEN | ST. GEORGE

Alphatec Holdings, Inc.

August 2, 2019

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Purchase Agreement, such Shares will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K, to be filed on or about August 2, 2019, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Durham Jones & Pinegar, P.C.